EXHIBIT 99.1

MGP Ingredients, Inc. Reports Results for Second Quarter and Six Months Ended December 31, 2011

New Company Structure, Including Key Distillery Acquisition, Geared to Improve Profitability

Highlights

  Fiscal Q2 sales up 21% vs. year ago led by food grade alcohol
  Fiscal Q2 net income per share of $0.89 vs. fiscal 2011 Q2 income of $0.18 per share, driven by business acquisition gain associated with acquisition of LDI Distillery
  Distillery sales up 34% to $57.9 million for fiscal Q2 vs. fiscal 2011 Q2
  Higher corn and flour costs vs. year ago impact gross profits

ATCHISON, Kan., March 13, 2012 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) today reported financial results for the second quarter and six months ended December 31, 2011. As previously announced, the company changed its fiscal year end to December 31 from June 30. As a result, the six months ended December 31, 2011, represent a transition period, with the next fiscal year covering the period from January 1, 2012, through December 31, 2012.

Net income for the six month period ended December 31, 2011, includes a $13 million purchase gain and an $8.3 million tax benefit associated with the acquisition of LDI's Distillery Business, partially offset by operating losses in distillery products, ingredients solutions and other segments, including an impairment charge on long-lived assets and a loss related to joint venture operations.

Subsequent to the end of the transition period, the company completed several actions designed to accommodate future growth by creating a tighter focus within operating units while enhancing commercial activities and financing options. This includes the sale of 20 percent of the company's interest in the ICP joint venture for approximately $9.1 million, with proceeds used mainly for debt reduction. The company expects a before tax gain on the sale of approximately $4.0 million in the current fiscal year's first quarter. The company also entered into a new supply agreement for lower cost sourcing and improved hedging of corn, one of its major raw materials. Also in the current quarter, the company brought the distillery in Lawrenceburg, Ind., closer to full production capacity. Further improvements in operating costs at the facility are planned during the first half of this year.

"We faced some big challenges over the past six months, complicating the task of putting the right business foundation in place," said Tim Newkirk, president and chief executive officer. "We've made solid progress in terms of lowering our fixed costs and increasing our flexibility. We now have the right strategic partners in place in the areas of raw materials, transportation logistics, and supply chain management. Our long-term goal is to generate sustainable cost and capital savings, improve our hedging, and generate higher cash flows on growing sales."

For the second quarter ended December 31, 2011, the company reported net income of $16.1 million, or $0.89 per diluted share, compared with net income of $3.2 million, or $0.18 per diluted share, in the year-ago period. Income from operations for the second quarter includes the previously mentioned purchase gains and a $1.3 million impairment charge for long-lived assets. Gross profit in the second fiscal quarter was $ 0.1 million on sales of $70.3 million compared with gross profit of $8.7 million in the prior-year period on sales of $57.9 million. While pricing increased across the distillery products and ingredient solutions segments, these increases were outpaced by higher costs for corn and flour. Increased raw material costs had the most significant impact in the distillery products segment. Factors impacting ingredients included a 10-day production shutdown of protein and starch products during the month of December to accommodate special customer requirements, and the unfavorable impact of losses on open derivative commodity contracts not designated as cash flow hedges.

Net income for the six-month transition period ended December 31, 2011, increased 29.0 percent to $10.6 million, or $0.59 per diluted share, compared with $8.2 million, or $0.46 per share, for the same period a year ago. Total sales of $146.5 million increased 27.5 percent over the prior year.

Distillery Products Segment Review

  Distillery products sales for the second quarter were $57.9 million, an increase of 34 percent compared to the prior year quarter. The majority of this increase was attributable to a $12.6 million, or 36 percent, rise in sales of food grade alcohol, driven by per unit pricing gains of almost 24 percent and unit volume increases of approximately 10 percent. Fuel alcohol sales declined by 7.6 percent to $2.6 million compared with one year ago.
  Distillery products sales for the six-month transition period increased 38.2 percent to $118.4 million, compared to the same period a year ago. The majority of the increase was attributable to a $25.8 million, or 35.6 percent, rise in sales of food grade alcohol driven by per unit pricing gains of almost 25 percent and unit volume increases of approximately 9 percent. Also contributing to the gain in sales were year-over-year increases of $5.9 million and $0.9 million, in distillers feed revenue and fuel grade alcohol, respectively.
  The distillery products segment reported second quarter pre-tax operating income of $0.8 million compared to pre-tax operating income of $7.3 million during the second quarter a year ago. Despite higher unit volumes and per unit pricing of food grade alcohol, pre-tax margins were severely impacted by increases in the per-bushel cost of corn versus a year ago. For the six-month transition period pre-tax operating income was $1.2 million compared with $15.4 million in the prior year period. The per-bushel cost of corn for the six months averaged nearly 53.4 percent higher than the same period a year ago. The ICP joint venture was similarly impacted by higher corn prices, which contributed to the low margins vs. one year ago.

Ingredient Solutions Segment Review

  Ingredient segment sales for the second quarter were $12.2 million, a decrease of 16.1 percent compared to the prior year's quarter. Declines in volume were partially offset by price increases averaging 5.7 percent.
  Ingredient segment sales for the six-month transition period declined 3.5 percent to $27.6 million, compared to the same period a year ago. The majority of the decrease was attributable to a $1.2 million, or 11.0 percent, decline in sales of specialty proteins. Specialty starches declined by approximately 1.0 percent compared to the year period. Lower unit volumes for both products were partially offset by higher average pricing.
  The ingredients segment reported a second quarter pre-tax operating loss of $0.5 million compared to pre-tax operating income of $0.4 million during the second quarter a year ago. Along with the planned production shutdown, pre-tax margins were severely impacted by increases in the cost of flour versus a year ago. For the six-month transition period pre-tax operating income was $1.0 million compared with $1.8 million in the prior year period. Flour costs averaged approximately 34.0 percent higher per pound compared to the same period a year ago.

Other Segment Review

  Sales in the other segment for the second quarter were $0.2 million, which was approximately even with prior year levels. The company reported a pre-tax operating loss of $0.1 million compared to a pre-tax loss of $0.1 million in the prior year's second quarter. For the six-month transition period sales decreased by 30.8 percent to $0.4 million. Pre-tax operating income for the six months was a loss of $0.2 million compared to a loss of $0.1 million for the same period a year ago. The decline in both sales and pre-tax income for the second quarter and six months was primarily due to lower unit sales of the company's plant-based biopolymers and resins.

Newkirk concluded, "Along with structural improvements to our core operations, the acquisition of the Lawrenceburg Distillery provides added potential for improving margins over the course of the coming year. While it may take several quarters to maximize the new distillery's profitability, we have the opportunity to generate sales from our finished goods inventory of premium spirits. In the meantime, our Atchison distillery is now running close to peak yield levels. We also have the benefit of new pricing that took effect on January 1st. Even with corn prices remaining elevated, our current expectation is to see a measurable improvement in our profitability for the first quarter compared to the previous quarter."

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. has pioneered food science innovation and the production of value-added, grain-based starches, proteins and food-grade alcohol products for the branded packaged goods industry. The Company's facilities in Atchison, Kan., Onaga, Kan, and at its newest site located in the adjoining towns of Lawrenceburg and Greendale, Ind., are dedicated to utilizing the latest technologies to assure the highest quality products and superior customer service. For more information, visit www.mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan", "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will", "could", "encouraged", "opportunities", "potential" and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) our ability to close the prospective acquisition of Lawrenceburg Distillers Indiana, LLC and to integrate the acquired operations into our own, (v) the competitive environment and related market conditions, (vi) the ability to effectively pass raw material price increases on to customers, (vii) the ability to effectively operate the Illinois Corn Processing, LLC ("ICP") joint venture, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) and actions of governments, (xi) consumer tastes and preferences.    For further information on these and other risks and uncertainties that may affect the company's business, see Item 1A. Risk Factors in Part II of the company's Transition Report on Form 10-K for the period ended December 31, 2011.

MGP INGREDIENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Net Sales	$ 70,339	$ 57,951	$ 146,477	$ 114,929
Cost of Sales	70,184	49,159	143,531	95,783
Gross Profit	$ 155	$ 8,792	$ 2,946	$ 19,146

Selling, General and Administrative Expenses	6,343	4,360	11,417	10,587
Other operating costs	(180)	88	114	650
Impairment of long lived assets	1,301	--	1,301	--
Bargain purchase gain	(13,048)	--	(13,048)	--
Income (loss) from Operations	$ 5,739	$ 4,344	$ 3,162	$ 7,909

Other Income, Net	2	--	48	3
Interest Expense	(216)	(141)	(330)	(266)
Equity in earnings(loss) of joint ventures	2,279	(957)	(551)	632
Income Before Income Taxes	$ 7,804	$ 3,246	$ 2,329	$ 8,278

Provision for Income Taxes	(8,340)	4	(8,306)	34
Net Income	$ 16,144	$ 3,242	$ 10,635	8,244

Other Comprehensive Income, net of tax	2,500	(203)	(1,020)	(176)
Comprehensive Income	$ 18,644	$ 3,039	$ 9,615	8,068

Basic Earnings Per Common Share	$ 0.89	$ 0.18	$ 0.59	$ 0.46
Diluted Earnings Per Common Share	$ 0.89	$ 0.18	$ 0.59	$ 0.46

Weighted average shares outstanding – Basic	16,690,701	16,702,569	16,875,924	16,684,606
Weighted average shares outstanding – Diluted	16,907,209	16,713,936	16,879,153	16,702,189

CONSOLIDATED BALANCE SHEET (UNAUDITED)
(Dollars in thousands)	Dec. 31, 2011	June 30, 2011	(Dollars in thousands)	Dec. 31, 2011	June 30, 2011
ASSETS			LIABILITIES AND STOCKHOLDERS' EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$ 383	$ 7,603	Current maturities on long-term debt	$ 1,670	$ 1,705
Restricted cash	7,605	1,028	Revolving credit facility	21,142	4,658
Receivables	27,804	27,844	Accounts payable	22,704	18,052
Inventory	31,082	17,079	Accounts payable to affiliate, net	6,167	6,166
Prepaid expenses	957	1,201	Accrued expenses	4,023	4,399
Deposits	1	595	Derivative Liabilities	3,465	2,852
Deferred income taxes	6,056	3,740	Total Current Liabilities	$ 59,171	$ 37,832
Refundable income taxes	566	525	Other Liabilities:
Derivative Assets	1,304	598	Long-term debt, less current maturities	6,852	7,702
Assets held for sale	2,300	--	Deferred credit	4,195	4,498
Total Current Assets	$ 78,058	$ 60,213	Accrued retirement, health and life	6,309	6,498
			insurance benefits
Property and equipment, at cost	185,386	165,365	Other non-current liabilities	2,144	1,015
Less accumulated depreciation	(108,307)	(102,115)	Noncurrent Deferred income taxes	6,056	3,740
Net property, plant and			Total Liabilities	$ 84,727	$ 61,285
equipment	$ 77,079	$ 63,250
Investment in joint ventures	12,147	12,575	Stockholders' Equity	84,430	75,198
Other assets	1,873	445	TOTAL LIABILITIES AND
TOTAL ASSETS	$ 169,157	$ 136,483	STOCKHOLDERS' EQUITY	$ 169,157	$ 136,483

Capital Structure
Net Investment in:
Cash and cash equivalents	$ 383	$ 7,603
			Financed By:
Working capital	$ 18,887	$ 22,381	Long-term debt*	$ 6,852	$ 7,702
Property, plant and equipment	77,079	63,250	Deferred liabilities	18,704	15,751
Other non-current assets	14,020	13,020	Stockholders' equity	84,430	75,198
Total	$ 109,986	$ 98,651	Total	$ 109,986	$ 98,651
*Excludes short-term portion. Short- term portion is included within working capital.
CONTACT: Marta Myers, 913-367-1480